Exhibit 99.1

AGY Holding Corp. Announces 2008 Third Quarter Results and Bondholder

and Investor Conference Call

AIKEN, SOUTH CAROLINA - (November 10, 2008) – AGY Holding Corp. (“AGY” or the “Company”) reports its 2008 third quarter fiscal results.

•	Third quarter 2008 revenue of $61.1 million reflects a 27% increase over the third quarter of 2007. Year-to-date revenues for 2008 are 36% higher than the comparable period of 2007.

•

Income from operations for the third quarter of 2008 was $7.1 million, compared to $7.7 million for the same quarter last year. Year-to-date income from operations for 2008 has increased 30% over 2007 results.

•

Adjusted EBITDA of $13.6 million for the third quarter of 2008 improved by 4% when compared to the third quarter of 2007 as a result of the continuation of AGY’s strategic initiatives. Year-to-date Adjusted EBITDA for 2008 has improved 23% over the comparable period of 2007.

Summary Financial Performance

($ in millions)

	Quarter Ended September 30,		Nine months Ended September 30,
	2008	2007	2008	2007
Net sales	$61.1	$48.3	$183.2	$134.7
Income from operations	7.1	7.7	18.8	14.5
Net income (loss)	1.0	1.8	0.4	(0.3)

Non-GAAP measures:
EBITDA(1)	10.1	10.5	28.4	24.2
Adjusted EBITDA (1)	13.6	13.1	38.5	31.4
Adjusted EBITDA margin (2)	22.3%	27.1%	21.0%	23.3%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net income (loss) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.

Net sales in the third quarter of 2008 were $61.1 million, which reflects an increase of $12.8 million, or 26.5%, when compared to the third quarter of 2007. This increase was the result of continued gains in several key markets, selected price increases and the impact of the Continuous Filament Mat (“CFM”) acquisition completed in October 2007, which contributed $8.4 million of revenue for the quarter. Revenues in the defense market increased over 57% for the third quarter of 2008 when compared to the third quarter of 2007, primarily due to higher sales of advanced materials in support of key programs including the Mine Resistant Ambush Protected vehicles and associated Explosively Formed Penetrator kits. Aerospace market sales were 10% higher in the third quarter of 2008, when compared to the third quarter of 2007, as a result of OEM and retrofit requirements for lighter weight, high-performance composite materials. Demand for architectural roofing structure also increased, leading to a 10% increase for non-CFM construction revenue in the third quarter of 2008, when compared to the third quarter of 2007. Net sales for the first nine months of 2008 were $183.2 million, representing an increase of 36% over the comparable period of 2007. Continued strength in the defense and aerospace markets, selected price increases, as well as the impact of the CFM acquisition favorably impacted year-to-date 2008 revenues.

Income from operations for the third quarter of 2008 was $7.1 million, or 11.6% of net sales, compared to $7.7 million, or 15.9% of net sales, reported in the third quarter of 2007. Net income for the third quarter of 2008 was $1.0 million, compared to $1.8 million reported for the comparable quarter of 2007. Adjusted EBITDA, a measurement management uses to measure operating results, was $13.6 million, or 22.3% of net sales for the third quarter of 2008, compared to $13.1 million, or 27.1% of net sales, reported in 2007. The results in 2008 were impacted by a more favorable product mix associated with higher shipments of advanced material and technical yarn products, selected price increases and higher levels of production that resulted in the favorable leveraging of manufacturing overhead costs. However, these gains were partially offset by costs associated with expanding AGY’s manufacturing capacity in support of market demand, higher alloy metals lease costs, and inflationary pressure in energy, raw materials, and freight costs.

Income from operations for the first nine months of 2008 was $18.8 million, or 10.3% of net sales, compared to $14.5 million, or 10.8% of net sales, reported for the comparable period of 2007. Net income for the nine months ended September 30, 2008 was $0.4 million, compared to a net loss of $0.3 million reported during the first nine months of 2007. Adjusted EBITDA was $38.5 million for the first nine months of 2008, representing an increase of approximately 23% over the comparable period of 2007. Increased volumes and a more favorable product mix, selected price increases and our ability to favorably leverage overhead costs on higher production levels added to profitability in 2008. These year-to-date gains were partially offset by costs associated with strategic initiatives, non-recurring expense due to a furnace disruption earlier in the year, and inflationary pressure in several areas of manufacturing.

The Company’s cash balance as of September 30, 2008 was $1.1 million. Cash provided by operating activities was $23.0 million for the nine months ended September 20, 2008, compared to $21.7 million for the comparable period of 2007. Investing activities through the first nine months of 2008 used $34.0 million, including the purchase of $28.2 million of alloy metals, necessary to support the production increase associated with higher defense volumes. Cash borrowings under the Company’s revolving credit facility were $7.1 million as of September 30, 2008.

“We are pleased with the success of our strategic initiatives through the first nine months of 2008, as revenue increased by 36% and we generated 23% more Adjusted EBITDA than in the comparable period of 2007,” remarked Doug Mattscheck, Chief Executive Officer. “We continue to penetrate applications in the advanced materials and technical yarn segments which fueled this growth and allowed us to maintain an Adjusted EBITDA margin above 22% for the quarter, despite softness in several global markets and a strike at one of our major Aerospace OEMs.” “We will continue to focus on our strategic initiatives, while closely monitoring our liquidity, capacity and spending patterns in order to quickly adjust to future changes in global markets and demands,” commented Doug Mattscheck. “Additionally, we have entered into a nonbinding letter of intent to acquire an Asian yarn manufacturer. This acquisition, if completed, will provide AGY with additional capabilities to further penetrate the growing Asian markets and establish a low cost manufacturing operation.”

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace and defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a European office in Lyon, France and manufacturing facilities in the U.S. in Aiken, South Carolina and Huntingdon, Pennsylvania. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand (including whether or not the Company is awarded certain new defense contracts that it has sought to obtain); the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy and raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the reports that the Company furnishes to its indenture trustee and holders of its 11% senior third lien notes and the Company’s filings with the US Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Wayne T. Byrne
AGY Holding Corp.
PH: 803-643-1257
wayne.byrne@agy.com

The Company will hold a conference call to discuss the third quarter 2008 results and respond to questions. The details for the call are as follows:

Date: November 11, 2008

Time: 1:30pm EST

Dial-in number: 866-901-2585

International: 404-835-7099

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands except share and per share data)

	September 30, 2008 (Unaudited)	December 31, 2007 (1)
Assets
Current assets:
Cash	$1,113	$5,204
Restricted cash	1,237	1,217
Trade accounts receivables, less allowances of $4,131 and $3,842 at September 30, 2008 and December 31, 2007, respectively	18,874	16,717
Inventories, net	32,460	32,427
Deferred tax assets	10,691	11,392
Other current assets	2,181	2,435

Total current assets	66,556	69,392
Property, plant and equipment, and alloy metals, net	180,250	163,054
Intangible assets, net	22,098	24,034
Goodwill	84,803	85,457
Other assets	1,072	213

TOTAL	$354,779	$342,150

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$10,469	$10,939
Accrued liabilities	21,519	17,468
Current portion of long-term debt and capital lease obligations	1,025	1,246

Total current liabilities	33,013	29,653
Long-term debt	182,100	175,000
Pension and other employee benefit plans	12,162	11,250
Deferred tax liabilities	30,207	30,207

Total liabilities	257,482	246,110

Commitments and contingencies
Shareholder’s equity:
Common stock, $.0001 par value per share; 5,000,000 shares authorized; 1,291,667 shares issued and outstanding	—	—
Additional paid-in capital	100,907	100,102
Accumulated deficit	(3,780)	(4,217)
Accumulated other comprehensive income	170	155

Total shareholder’s equity	97,297	96,040

TOTAL	$354,779	$342,150

(1)	Derived from audited financial statements.

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$61,143	$48,349	$183,177	$134,746
Cost of goods sold	48,532	35,790	148,985	106,539

Gross profit	12,611	12,559	34,192	28,207
Selling, general and administrative expenses	5,006	4,391	14,358	12,625
Amortization of intangible assets	465	419	1,394	1,257
Other operating income	—	—	319	195

Income from operations	7,140	7,749	18,759	14,520
Other (expense) income:
Interest expense	(5,222)	(5,011)	(17,858)	(15,157)
Other (expense) income, net	(127)	168	(18)	92

Income (loss) before income tax benefit	1,791	2,906	883	(545)
Income tax (expense) benefit	(792)	(1,101)	(446)	195

Net income (loss)	$999	$1,805	$437	$(350)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Nine Months Ended September 30,
	2008	2007
Cash flow from operating activities:
Net income (loss)	$437	$(350)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	8,343	8,292
Alloy metals depletion, net	8,964	5,619
Amortization of debt issuance costs	543	484
Amortization of intangibles with definite lives	1,394	1,257
Gain on sale or disposal of assets	(750)	(261)
Stock compensation	805	951
Deferred income tax expense (benefit)	700	(85)
Changes in assets and liabilities:
Trade accounts receivable	(2,157)	(3,867)
Inventories	(33)	2,885
Other assets	244	564
Accounts payable	(470)	1,950
Accrued liabilities	4,051	3,978
Pension and other employee benefit plans	912	246

Net cash provided by operating activities	22,983	21,663

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(36,726)	(8,803)
Adjustment of Continuous Filament Mat business purchase price	2,300	—
Proceeds from the sale of assets	1,326	264
Increase in restricted cash	(20)	(47)
Other investing activities	(848)	85

Net cash used in investing activities	(33,968)	(8,501)

Cash flows from financing activities:
Payments on capital leases	(221)	(873)
Proceeds from Revolving Credit Facility	60,500	11,000
Payments on Revolving Credit Facility	(53,400)	(11,000)
Debt issuance costs and other	—	(44)

Net cash provided by (used in) financing activities	6,879	(917)

Effect of exchange rate changes on cash	15	(5)
Net (decrease) increase in cash	(4,091)	12,240
Cash, beginning of period	5,204	1,580

Cash, end of period	$1,113	$13,820

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months and nine months ended September 30, 2008 and 2007 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Statement of operations data:
Net income (loss)	$1.0	$1.8	$0.4	$(0.3)
Interest expense	5.2	5.0	17.9	15.2
Income tax benefit (expense)	0.8	1.1	0.4	(0.2)
Depreciation and amortization	3.1	2.6	9.7	9.5

EBITDA	$10.1	$10.5	$28.4	$24.2

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
EBITDA	$10.1	$10.5	$28.4	$24.2
Adjustments to EBITDA:
Alloy depletion charge, net	3.1	2.1	9.0	5.6
Non-cash compensation charges	0.2	0.3	0.8	0.9
Management fees	0.2	0.2	0.6	0.6
Gain on the sale of assets	—	—	(0.9)	(0.2)
Anderson facility one-time exit costs	—	—	0.6	—
Union signing bonus and others	—	—	—	0.3

Adjusted EBITDA	$13.6	$13.1	$38.5	$31.4

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance and calculated in the same manner as consolidated cash flow under the indenture governing the Company’s senior third lien notes, which is used in calculating its Fixed Charge Coverage Ratio under the indenture.